Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (202) 483-7000

Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS

THIRD QUARTER 2007 FINANCIAL RESULTS

•  Record Total Revenues of $59.0 Million, Up 46 Percent Over Third Quarter 2006

•  Third Quarter EPS of $0.70 per Basic Share, or $0.66 per Diluted Share

•  Third Quarter EBITDASO of $1.26 per Basic Share, or $1.19 per Diluted Share

Silver Spring, MD, November 1, 2007:  United Therapeutics Corporation (NASDAQ: UTHR) today announced its results of operations for the quarter ended September 30, 2007.

Total revenues for the third quarter of 2007 were $59.0 million, up 46% from $40.4 million for the third quarter of 2006.  Pro forma earnings corresponding to our Company-wide Milestone measuring GAAP earnings before income taxes, depreciation, amortization and stock option expenses (EBITDASO), were $26.6 million for the third quarter of 2007, up 35% from $19.7 million for the third quarter of 2006.  Net income for the third quarter of 2007 was $14.8 million, or $0.70 per basic share, up 74% from $8.5 million, or $0.37 per basic share, in the third quarter of 2006.  Gross margins from sales were $52.2 million in the third quarter of 2007, as compared to $36.2 million in the third quarter of 2006.  The increases in revenues and gross margins resulted primarily from growth in sales of our lead product, Remodulin.

“It is pretty gratifying for us to be on the line of approximately 40% annual growth in revenues for almost five years now,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.  “Our trailing twelve month revenues of $196.9 million are 37% above that of the preceding period.  Plus, this is our 13th profitable quarter overall, and our 14th straight profitable quarter disregarding the one-time expense for new intellectual property taken in the first quarter of this year.”

Research and Development

Research and development expenses consist primarily of salaries and related expenses, costs to acquire pharmaceutical products and product rights for development, and amounts paid to contract research organizations, hospitals and laboratories for the provision of services and materials for drug development and clinical trials. The table below summarizes research and development by major project and non-project components (dollars in thousands):

	Three Months Ended September 30,
	2007	2006	Percentage Change
Project and non-project:
Cardiovascular	$11,761	$6,202	89.6%
Cancer	3,408	2,715	25.5%
Infectious disease	202	181	11.6%
Stock option	3,148	2,145	46.8%
Other	1,040	676	53.8%
Total research and development expense	$19,559	$11,919	64.1%

The increase in expenses for the cardiovascular program is primarily attributable to our investigational oral and inhaled development programs, each of which incurred approximately $1.7 million and $3.2 million more expenses, respectively, this quarter than during the same period in 2006.  The increase in expenses for the cancer program is primarily related to the development of the manufacturing process for OvaRex MAb, our investigational ovarian cancer therapy, in our laboratory facility in Silver Spring, Maryland.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of salaries, travel, office expenses, insurance, professional fees, provision for doubtful accounts receivable, depreciation and amortization. The table below summarizes selling, general and administrative expenses by major categories (dollars in thousands):

	Three Months Ended September 30,
	2007	2006	Percentage Change
Category:
General and administrative	$8,380	$6,605	26.9%
Sales and marketing	5,923	3,619	63.7%
Stock option	4,860	2,667	82.2%
Total selling, general and administrative expense	$19,163	$12,891	48.7%

The increase in general and administrative expenses was due primarily to increased expenses of approximately $637,000 for salaries and related expenses from headcount growth to support our expanding operations, and approximately $1.5 million related to an impairment charge against the book value of our arginine patents.  The impairment charge, using a discounted cash flow methodology, is the result of a recent court decision concerning the enforceability of patents and a publication discounting the benefits of arginine supplementation, which caused us to reevaluate our assumptions used in determining the recoverability of our arginine patents. The increase in sales and marketing related expenses is primarily due to an increase in headcount that led to a corresponding increase in salaries and related expenses of approximately $1.2 million.

Income Tax

An income tax expense of approximately $2.2 million was recognized for the three months ended September 30, 2007, as compared to approximately $5.6 million for the three months ended September 30, 2006.  The income tax provision was based on the estimated annual effective tax rate for the entire year.  The estimated annual effective tax rate is subject to adjustment in subsequent quarterly periods as the estimates of pre-tax income and permanent book to tax return differences for the year are adjusted. The estimated annual effective tax rates for the three months ended September 30, 2007 and 2006, were approximately 18 percent and 43 percent, respectively. In September 2007, we completed a detailed review of our 2006 research and development expenses in preparation for the filing of our 2006 tax returns.  As a result of this review, we were able to claim greater amounts of business credits, a permanent book to tax difference, on our tax return than we had estimated at December 31, 2006.  In addition, based on information learned in the review, we revised our estimate of the business credits expected to be generated from our 2007 research and development activities.  The effect of both of these items resulted in a reduction of our estimated annual effective tax rate for 2007.  We do not anticipate paying significant federal income taxes for 2007 due to the availability of approximately $19.8 million of net operating loss carryforwards and approximately $59.7 million of business tax credits.

Pro Forma Net Income

During the nine months ended September 30, 2006, we recognized a non-cash and non-recurring charge of $2.0 million for the impairment of the HeartBar tradename.  During the nine months ended September 30, 2007, we issued 200,000 shares of our common stock to Toray Industries, Inc., in connection with our amended license agreement for modified release beraprost (beraprost-MR).  The issuance of shares resulted in an $11.0 million non-recurring expense because the licensed product has not yet obtained regulatory approval for commercial sales.  If these non-cash, non-recurring items were not recognized during the nine-month periods ending September 30, 2007 and 2006, respectively, pro forma net income would have been as follows (in thousands, except per share data):

	Nine Months Ended September 30,
	2007	2006

Net income, as reported	$17,873	$18,458
Add back:
Impairment of HeartBar tradename	—	2,024
License fee from issuance of stock	11,013	—
Less tax effect of non-recurring item	(1,982)	(870)
Pro forma net income	$26,904	$19,612

Earnings per share, as reported:
Basic	$0.85	$0.79
Diluted	$0.80	$0.72

Pro forma earnings per share(1):
Basic	$1.28	$0.84
Diluted	$1.20	$0.77

(1) Calculated by dividing pro forma net income from above by weighted average shares outstanding, as reported below.

EBITDASO Calculation

The following table provides a reconciliation of net income and EBITASO for the three-month periods ending September 30, 2007 and 2006, respectively (in thousands, except per share data):

	Three Months Ended September 30,
	2007	2006

Net income, as reported	$14,848	$8,478
Add back:
Interest expense	717	—
Income tax expense	2,167	5,622
Depreciation and amortization	865	724
Stock option expense	8,040	4,837
EBITDASO	$26,637	$19,661

EBITDASO earnings per share (1):
Basic	$1.26	$0.85
Diluted	$1.19	$0.79

(1) Calculated by dividing pro forma net income from above by weighted average shares outstanding, as reported below.

Conference Call

United Therapeutics will host a one hour teleconference on Thursday, November 1, 2007, at 9:00 a.m. Eastern Time.  The teleconference is accessible by dialing 1-800-603-1777, with international callers dialing 1-706-679-8129.  A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-642-1687, with international callers dialing 1-706-645-9291, and using access code 20811764.

This teleconference is also being web cast and can be accessed via United Therapeutics’ website at http://ir.unither.com/eventdetail.cfm?eventid=45704.

About United Therapeutics

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

Non-GAAP Financial Information

This press release contains certain financial measures that do not comply with GAAP, which measures supplement our financial results prepared in accordance with GAAP.

We believe that the presentation of pro forma net income, a non-GAAP measure, is  meaningful to investors, when used in conjunction with United Therapeutics’ financial statements, because it aids them in comparing our financial results for such periods taking into account the effect of each of the following non-recurring events: (i) the impact of the HeartBar trade name impairment on our financial results for the nine-month period ended September 30, 2006, and (ii) the impact of the issuance of 200,000 shares to Toray Industries, Inc., in connection with our amended license agreement for beraprost-MR on our financial results for the nine-month period ended September 30, 2007.

We use EBITDASO, a non-GAAP measure, internally for our operating, budgeting and financial planning purposes and as a metric for our Company-wide Milestone Incentive Bonus Program, and believe our investors’ understanding of our performance is enhanced by disclosing this measure.

The presentation of these non-GAAP financial measures is not to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Reform Act of 1995. These forward-looking statements include our expectations and intentions regarding the payment of federal and state income taxes for 2007, the generation of taxable income, the availability and utilization of net operating loss carryforwards to reduce taxable income, and the availability, creation and utilization of research tax credits to pay income taxes that are based on our current beliefs and expectations as to future outcomes.  These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, which could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K.  We claim the protection of the safe harbor contained in the Private Securities Reform Act of 1995 for forward-looking statements.  We are providing this information as of November 1, 2007, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and HeartBar are registered trademarks of United Therapeutics Corporation.

Beraprost is a trademark of Toray Industries, Inc.

OvaRex is a registered trademark of AltaRex Medical Corp.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$56,661	$38,931	$144,449	$109,301
Service sales	1,718	1,466	5,263	4,505
Distributor fees	666	—	1,333	—
Total revenues	$59,045	40,397	151,045	113,806
Operating expenses:
Research and development	19,559	11,919	54,629	39,233
Research and development expense related to issuance of stock	—	—	11,013	—
Selling, general and administrative	19,163	12,891	54,801	34,841
Impairment of HeartBar tradename	—	—	—	2,024
Cost of product sales	5,568	3,631	14,174	10,722
Cost of service sales	598	523	1,730	1,553
Total operating expenses	44,888	28,964	136,347	88,373
Income from operations	14,157	11,433	14,698	25,433
Other income (expense):
Interest income	3,681	2,664	9,663	7,047
Interest expense	(717)	—	(2,141)	(1)
Equity loss in affiliate	(72)	(20)	(265)	(398)
Other, net	(34)	23	(254)	37
Total other income, net	2,858	2,667	7,003	6,685
Income before income tax	17,015	14,100	21,701	32,118
Income tax expense	(2,167)	(5,622)	(3,828)	(13,660)
Net income	$14,848	$8,478	$17,873	$18,458
Net income per common share:
Basic	$0.70	$0.37	$0.85	$0.79
Diluted	$0.66	$0.34	$0.80	$0.72
Weighted average number of common shares outstanding:
Basic	21,087	23,196	21,075	23,386
Diluted	22,443	24,917	22,380	25,464

CONSOLIDATED BALANCE SHEET DATA

As of September 30, 2007

(Unaudited, In thousands)

Cash, cash equivalents and marketable investments (excluding restricted amounts of $38,961)	$271,034
Total assets	$512,718
Total liabilities	$291,294
Total stockholders’ equity	$210,542